Exhibit 99.1

Cyclacel Pharmaceuticals Announces Registered Direct and Private Placement Offering Priced At-The-Market Under Nasdaq Rules

December 22, 2023

BERKELEY HEIGHTS, N.J., Dec. 22, 2023 (GLOBE NEWSWIRE) -- Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; "Cyclacel" or the "Company"), a biopharmaceutical company developing innovative medicines based on cancer cell biology, announced today that it has entered into a definitive agreement for the purchase and sale of 388,200 shares of the Company’s common stock (or pre-funded warrants in lieu thereof) at a purchase price of $3.315 per share of common stock (or pre-funded warrant in lieu thereof) in a registered direct offering priced at-the-market under Nasdaq rules. The Company will also issue unregistered warrants to purchase up to 388,200 shares of common stock with an exercise price of $3.19 per share which will be immediately exercisable for a period of seven years following issuance. The closing of the offering is expected to occur on or about December 26, 2023, subject to the satisfaction of customary closing conditions.

In a concurrent private placement, the Company will also issue an aggregate of 7,956 shares of common stock at the same purchase price of $3.315 per share and warrants to purchase up to 7,956 shares of common stock with an exercise price of $3.19 per share to members of management.

Ladenburg Thalmann & Co. Inc. is acting as the exclusive placement agent for the offering.

The gross proceeds from the offering, before deducting the placement agent's fees and other offering expenses, are expected to be approximately $1.3 million. The Company intends to use the net proceeds from this offering for working capital and general purposes.

The shares of common stock, pre-funded warrants and shares of common stock underlying the pre-funded warrants (but not the warrants or the shares of common stock underlying the warrants) described above (other than the shares to be sold to members of management) are being offered pursuant to a “shelf” registration statement on Form S-3 (File No. 333-274328), previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on September 13, 2023. The offering of such shares of common stock and pre-funded warrants is made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and accompanying prospectus relating to the registered direct offering will be filed with the SEC. Electronic copies of the prospectus supplement, when available, may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained by contacting Ladenburg Thalmann & Co. Inc., Prospectus Department, 640 Fifth Avenue, 4th Floor, New York, New York 10019 or by email at prospectus@ladenburg.com.

The warrants described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder and, along with the shares of common stock underlying the warrants, have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the warrants and underlying shares of common stock may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Cyclacel Pharmaceuticals, Inc.

Cyclacel is a clinical-stage, biopharmaceutical company developing innovative cancer medicines based on cell cycle, transcriptional regulation, epigenetics and mitosis biology. The transcriptional regulation program is evaluating fadraciclib, a CDK2/9 inhibitor, and the epigenetic/anti-mitotic program plogosertib, a PLK1 inhibitor, in patients with both solid tumors and hematological malignancies. Cyclacel's strategy is to build a diversified biopharmaceutical business based on a pipeline of novel drug candidates addressing oncology and hematology indications. For additional information, please visit www.cyclacel.com.

Forward-looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include, without limitation: interim results of a clinical trial are not necessarily indicative of final results and one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data and as more patient data becomes available, including the risk that unconfirmed responses may not ultimately result in confirmed responses to treatment after follow-up evaluations; the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials; potential delays in the commencement, enrollment and completion of clinical trials; Cyclacel may not obtain approval to market its product candidates; the risks associated with reliance on outside financing to meet capital requirements; the potential effects of the COVID-19 pandemic; and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the Company faces, please refer to our most recent Annual Report on Form 10-K, as amended, and other periodic and other filings we file with the Securities and Exchange Commission and are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Company:	Paul McBarron, (908) 517-7330, pmcbarron@cyclacel.com
Investor Relations:	Grace Kim, IR@cyclacel.com

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